Exhibit 4.11

                                                               EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "AGREEMENT") is made as of April 8, 2004, by and among WorldQuest Networks, Inc., a Delaware corporation ("BUYER"), which expression shall mean and include its successors and permitted assigns, and Value Communications Corporation, an Illinois corporation ("SELLER"), which expression shall mean and include its successors and permitted assigns.

                                  WITNESSETH:

         WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Acquired Assets (as hereinafter defined) subject to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer and Seller hereby agree as follows:

                     ARTICLE I - TERMS OF THE TRANSACTION

         1.1 Agreement to Sell and to Purchase Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, conveys, transfers, assigns and delivers (collectively, "TRANSFER") to Buyer, and Buyer hereby purchases from Seller, the assets set forth on Schedule 1.1 hereto (the "ACQUIRED Assets").

         1.2 Assumption of Liabilities. Buyer hereby assumes and agrees to pay, perform and discharge those liabilities of Seller (the "ASSUMED LIABILITIES") set forth on Schedule 1.2 hereto.

         1.3 Purchase Price. Buyer agrees to pay to Seller as consideration for the Acquired Assets, the aggregate amount of $500,000.00, plus the Pin Consideration (as defined below) (collectively, the "PURCHASE PRICE"), payable as follows:

         (a) Buyer shall pay Seller $200,000.00 at Closing (the "CASH CONSIDERATION") by wire transfer in immediately available funds to an account designated by Seller;

         (b) Buyer shall pay Seller $25,000.00 per month by wire transfer in immediately available funds to an account designated by Seller, continuing for a total of twelve consecutive months, with the first payment to be received by Seller on or prior to May 8, 2004 and each payment thereafter to be received by Seller on or prior to the 8th of each month thereafter (each a "MONTHLY PAYMENT", and collectively the "MONTHLY PAYMENTS"). The Monthly Payments shall total an aggregate amount of $300,000.00; and

         (c) Buyer shall pay Seller $102,424 (the "PIN CONSIDERATION") at Closing by wire transfer in immediately available funds to an account designated by Seller for the prepaid identification numbers (the "PINS").Seller shall provide Buyer with a list of PINS transferred at Closing.

         (d) Notwithstanding the foregoing, Seller shall have the option at any time prior to the six-month anniversary of the Closing to prepay in full the Purchase Price (to the extent not already paid).

                     ARTICLE II - CLOSING AND CLOSING DATE

         2.1 Closing and Closing Date. The closing of the sale and purchase of the Acquired Assets (the "CLOSING") shall take place at a mutually agreed location concurrently with the execution of this Agreement (the "CLOSING DATE").

         2.2 Deliveries at Closing. At the Closing:

         (a)      Seller shall deliver to Buyer

                  (i)      a Certificate of Good Standing; and

                  (ii)     a list of PINS transferred

         (b)      Buyer shall deliver to Seller:

                  (i)      the Cash Consideration and the Pin Consideration;
                           and

                  (ii) the Letter of Credit (as defined in Section 4.5 below); and

            ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Organization and Good Standing. Seller is duly organized, validly existing, and in good standing under the laws of the state of Illinois and has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now being conducted.

         3.2 Authorization, Execution and Binding Effect. Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and no further corporate proceedings on the part of Seller or its shareholders are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement, enforceable against Seller in accordance with its terms, except as the enforceability hereof may be subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and to general principles of equity.

         3.3 Consents and Approvals. None of the execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (i) violate or conflict with any provision of the charter or bylaws of Seller, (ii) result in a violation of any order, writ, injunction, decree, judgment, ruling of any Governmental Entity or any law, rule, or regulation, applicable to Seller or the Acquired Assets, (iii) result in the breach of, or otherwise affect any of the terms, conditions, or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, contract, agreement, or other instrument or commitment or obligation of Seller or otherwise relating to the Acquired Assets, which breach would have a material adverse effect on the Acquired Assets or the Buyer's conduct of the business associated with the Acquired Assets or (iv) require any consent or approval of, or notice to, or filing or registration with, any Person, except for filings required by the Commission or pursuant to any listing agreement with any national securities exchange, and those consents, approvals, notices, filings or registrations which have been obtained, given or made, as the case may be, and which are unconditional and in full force and effect.

         3.4 Compliance With Laws. Seller is not in violation of or in default, in each case in any material respect, under any applicable law, rule, regulation, code, governmental determination, order, governmental certification requirement or other public limitation (collectively, "APPLICABLE LAWS") relating to the ownership, maintenance or operation of the Acquired Assets, and no claim is pending or, to the knowledge of Seller, threatened with respect to any such matters.

         3.5 Title to Acquired Assets. Seller has, and pursuant to this Agreement will Transfer to Buyer, good and marketable title to all of the Acquired Assets (other than the PINS as to which no representation or warranty is being made) free and clear of all Encumbrances.

         3.6 No Brokers. Neither Seller nor any of its Affiliates have retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

         3.7 Disclosure. To the knowledge of Seller, no representation or warranty made by Seller in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

         3.8 Intellectual Property. Schedule 1.1 lists all of the Intellectual Property (as defined below) used in or required for use in the conduct of the business associated with the Acquired Assets (the "Seller Intellectual Property"). Seller owns or has the right to use, sell, license, sublicense, transfer, assign and dispose of all of the Seller Intellectual Property, free from any Encumbrances. To the knowledge of Seller, Seller has not infringed, violated, misused or misappropriated any Intellectual Property owned or purported to be owned by any other Person. For purposes of this Agreement, "Intellectual Property" means all trademarks, service marks, patents, inventions, copyrights, trade secrets, confidential or proprietary information, know-how and similar rights, customer lists, goodwill, software, technical information, data, process technology, plans and drawings, specifications, invention disclosures, and all registrations, certificates, applications, licenses, options and any and all other rights with respect to any of the foregoing.

             ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that:

         4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now being conducted.

         4.2 Authorization, Execution and Binding Effect. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and no further corporate proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement, enforceable against Buyer in accordance with its terms, except as the enforceability hereof may be subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and to general principles of equity.

         4.3 Consents and Approvals. Neither the execution and delivery by Buyer of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will (i) violate or conflict with any provision of the organizational documents of Buyer, (ii) result in a violation of any order, writ, injunction, decree, judgment, or ruling of any Governmental Entity, or any law, rule, or regulation, applicable to Buyer, (iii) result in the breach of or otherwise affect any of the terms, conditions, or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, contract, agreement, or other instrument or commitment or obligation of Buyer or (iv) require any consent or approval of, or notice to, or filing or registration with, any Person, except for those consents, approvals, notices, filings or registrations which have been obtained, given or made, as the case may be, and which are unconditional and in full force and effect.

         4.4 Brokerage Fees. Neither Buyer nor any of its Affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby.

         4.5 Letter of Credit. Buyer shall have obtained a suitable letter of credit extended by JP Morgan Chase Bank for the benefit of Seller on or before the Closing Date with an initial balance of $300,000.00, such amount to decline monthly for payments made by Buyer pursuant to this Agreement (the "LETTER OF CREDIT"). In the event that any Monthly Payment is not made within 15 days following its due date, Seller may draw upon such Letter of Credit in accordance with the terms thereof.

         4.6 Third-Party Licenses. Buyer agrees and undertakes to procure requisite software licenses from third-party vendors, as may be necessary for the purpose of managing and migrating the business with the Acquired Assets, as its sole cost and expense.

                             ARTICLE V - COVENANTS

         5.1 Certain Expenses of Sale; Taxes. Seller shall pay all expenses incurred in connection with the transfer of the Acquired Assets contemplated hereby, including all recording fees and transfer taxes resulting from the transfer of the Acquired Assets to Buyer. Buyer and Seller shall cooperate to obtain all available exemptions from such fees and taxes. All Taxes, utility and other service charges and other fees and expenses relating to the Acquired Assets for all periods up to and including the Closing Date shall be the obligation of Seller and for all periods following the Closing Date shall be the mutual agreement obligation of Buyer.

         5.2 Transition Assistance. For 45 days following the Closing, Seller shall provide to Buyer in connection with the transfer of the Acquired Assets to Buyer such reasonable transition assistance services as shall be mutually agreed to by Buyer and Seller. Any out-of-pocket expenses incurred by Seller in connection with the foregoing transition assistance shall be promptly reimbursed to Seller by Buyer upon presentation of supporting documentation.

         5.3 Further Assurances. Seller hereby covenants and agrees with Buyer, its successors and assigns, that from time to time after the execution and delivery of this Agreement, at Buyer's reasonable request and without further consideration (provided, that any out-of-pocket expenses to be incurred by Seller shall be advanced and borne by Buyer), Seller will execute and deliver to Buyer such other and further instruments of transfer, assignment and conveyance and all such notices, releases, acquittances and other documents and will do or cause to be done all and every such further act as may be reasonably necessary to transfer, assign and convey to and vest in Buyer all and singular the Acquired Assets.

                         ARTICLE VI - INDEMNIFICATION

         6.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing for a period of 12 months, except for the representations and warranties contained in
Section 3.5, which shall survive until the applicable statute of limitations, and shall not be deemed to be merged into and/or superseded by any provisions set forth in any assignment or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, notwithstanding any investigation made heretofore or hereafter by any party. After the expiration of the survival periods specified above, the applicable representations and warranties shall be of no further force and effect.

         6.2 Indemnification of Buyer. Seller agrees to indemnify and hold Buyer, its Affiliates and their partners, officer and directors (collectively, the "BUYER INDEMNIFIED PARTIES"), harmless from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all damages, claims, losses, liabilities or expenses, whether or not resulting from third party claims (including reasonable attorney's fees), incurred by such Person or entity (collectively referred to herein as "INDEMNIFIED LOSSES"), to the extent that such Indemnified Losses arise out of or are based upon any breach by Seller of any representation, warranty or covenant contained in this Agreement; provided, however, that Indemnified Losses shall be payable hereunder only to the extent in excess of an aggregate of $25,000; and provided, further, however, that the aggregate amount of Indemnified Losses for which Buyer Indemnified Parties shall be entitled to indemnification hereunder shall not exceed $500,000.

         6.3 Indemnification of Seller. Buyer agrees to indemnify and hold Seller, its Affiliates and their partners, officer and directors (collectively, the "SELLER INDEMNIFIED PARTIES") harmless from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Indemnified Losses to the extent that such Indemnified Losses (a) arise out of or are based upon any breach by Buyer of any representation, warranty or covenant contained in this Agreement or (b) arise out of or are based upon any Assumed Liabilities; provided, however, that Indemnified Losses pursuant to subsection (a) shall be payable only to the extent in excess of an aggregate of $25,000; and provided, further, however, that the aggregate amount of Indemnified Losses for which Seller Indemnified Parties shall be entitled to indemnification hereunder shall not exceed $500,000.

         6.4 Indemnification Procedures. Any party entitled to indemnification hereunder shall give prompt notice of its intention to seek indemnification to the party or parties against whom indemnification is sought, but the failure to give such notice will not result in any waiver of the rights of such indemnified party except to the extent the indemnifying party (or parties) is prejudiced thereby. Each party hereto agrees that if a proper demand for indemnification is made upon an indemnifying party hereunder, such party will, unless written notice of objection to such demand is made within 15 days of receipt of such demand, within 45 days after such demand is made, pay the indemnification obligations owed to the indemnified party or make other arrangements acceptable to the indemnified party. In the event timely objection is made to a demand for indemnification and the parties hereto are unable to resolve such dispute with 30 days, the parties shall submit such dispute to binding arbitration pursuant to the rules of the American Arbitration Association. The place of arbitration shall be New York, New York and each party shall bear its own fees and expenses incurred in connection therewith.

         6.5 Indemnification Despite Negligence, Strict Liability or Liability Without Fault. IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PARTY TO BE INDEMNIFIED PURSUANT TO THIS ARTICLE VI SHALL BE INDEMNIFIED AND HELD HARMLESS FROM AND AGAINST ALL INDEMNIFIED LOSSES AS TO WHICH INDEMNITY IS PROVIDED FOR UNDER THIS ARTICLE VI NOTWITHSTANDING THAT ANY SUCH INDEMNIFIED LOSSES ARISE OUT OF OR RESULT FROM THE (I) ORDINARY, STRICT, SOLE, OR CONTRIBUTORY NEGLIGENCE, OR (II) STRICT LIABILITY (OR OTHER LIABILITY WITHOUT FAULT) OF SUCH PARTY AND REGARDLESS OF WHETHER ANY OTHER PARTY (INCLUDING ANOTHER PARTY TO THIS AGREEMENT) IS OR IS NOT ALSO NEGLIGENT OR OTHERWISE LIABLE WITH RESPECT TO THE MATTER IN QUESTION.

         6.6 Exclusive Remedy. After the Closing, to the extent permitted by law, the indemnities set forth in this Article VI shall be the exclusive contractual remedies of Buyer and Seller and their respective Affiliates for any misrepresentation, breach of representation or warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive. Notwithstanding the foregoing, this Section 6.6 shall not apply to any misrepresentation, breach of representation or warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement which results from the fraud of the other party.

                          ARTICLE VII - MISCELLANEOUS

         7.1 Confidentiality. Seller acknowledges and agrees that irreparable damage would occur in the event any confidential information regarding the Acquired Assets were disclosed to or utilized on behalf of any Person that is in competition with the Buyer. Accordingly, Seller covenants and agrees that it will not, directly or indirectly, without the prior written consent of Buyer, use or disclose any of such confidential information, except to authorized representatives of Buyer; provided, however, that confidential information shall not be deemed to include information that (i) was or becomes generally available to the public other than as a result of disclosure by Seller or any of its Affiliates or (ii) was or becomes available to Seller on a non-confidential basis from a source other than Buyer, provided that such source is not known by Seller to be bound by a confidentiality agreement with respect to such confidential information. Notwithstanding the foregoing provision of this Section 7.1, Seller, and any of its Affiliates may disclose any confidential information to the extent advised by counsel that such Person is legally compelled to do so, provided that prior to making such disclosure, such Person advises and consults with Buyer regarding such disclosure and provided further that such Person discloses only that portion of such confidential information as is legally required.

         7.2 Expenses. Except as otherwise expressly provided for elsewhere in this Agreement, each of Buyer and Seller shall pay its own expenses and costs relating to the negotiation, execution and performance of this Agreement.

         7.3 Public Announcements. Seller and Buyer will consult with each other before issuing, and will provide each other the opportunity to review and comment upon, any press release or other public statements (or relevant portions thereof), including filings to be made with the Commission, relating to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

         7.4 Notices. Any notices or other communications required or permitted hereunder shall be given in writing and shall be sufficient if delivered personally or sent by certified or registered mail, postage prepaid, to the address of the principal place of business of the parties, or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so mailed; provided that any notice or communications changing any of the addresses of the parties shall be effective and deemed given only upon its receipt.

         7.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns, but except as expressly herein provided, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party without the prior written consent of the other parties.

         7.6 Complete Agreement. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein.

         7.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

         7.8 Cure of Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; provided, however, that if such illegal, invalid or unenforceable provision may be made legal, valid and enforceable by limitation thereof, then the provision shall be revised and reformed to make it legal, valid and enforceable to the maximum extent permitted by law.

         7.9 Assignment of Contracts, Rights, Etc. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or attempted agreement to transfer, sublease or assign any contract, license, lease, sales order, purchase order or other agreement or any claim of or right to any benefit arising thereunder or resulting therefrom or any permit or operating authority if an attempted transfer, subleaseor assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of the Buyer or the Seller thereunder. The Seller shall use its reasonable commercial efforts, and the Buyer shall cooperate with the Seller, to obtain the consent of such third party to any of the foregoing to the assignment or transfer thereof to the Buyer in all cases in which such consent is required for assignment or transfer.

                          ARTICLE VIII - DEFINITIONS

         The following terms shall have the meanings ascribed to them below:

         "AFFILIATE" shall mean any Person or entity which controls, is controlled by or is under common control with the Person in question, including any officer, director or shareholder thereof.

         "COMMISSION" means the U.S. Securities and Exchange Commission.

         "ENCUMBRANCES" shall mean title defects, charges, liens, mortgages, pledges, claims, security interests, options, restrictions, and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise, other than statutory liens which do not materially impair the value of the Acquired Assets.

         "GOVERNMENTAL ENTITY" shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, domestic, foreign or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

         "PERSON" means an individual, corporation, limited liability company, association, joint stock company, trust, partnership, joint venture, unincorporated organization, a government or any department or agency thereof, or any other legal entity.

         "TAXES" shall mean any federal, state or local income, gross receipts, license, payroll, employment, excise, occupation, premium, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                                     * * *

         WITNESS WHEREOF, Seller and Buyer have executed this Agreement in multiple counterparts as of the date first set forth above.


                                    WORLDQUEST NETWORKS, INC.


                                    By:    /s/ Victor Grijalva
                                           ----------------------------------
                                           Name:  Victor Grijalva
                                           Title: Vice President and
                                                  Chief Financial Officer


                                    VALUE COMMUNICATIONS CORPORATION


                                      By:  /s/ Joy Basu
                                           ----------------------------------
                                             Name:  Joy Basu
                                             Title: Vice President

                                  Schedule 1.1

                                ACQUIRED ASSETS

1. The website at www. valucomonline.com

2. The following common law trademarks used by Value Communications Corporation ("Valucom"):

VALUCOM
VALUMAX
CARD2ASIA
VC FREEDOM
VC DIRECT

3. The following common law copyrights of Valucom:
   (1) the copyrightable content on the Website at www.valucomonline.com;
   (2) various printed materials for Valucom's internal use as well as distributed to Valucom customers; and
   (3) the copyrightable content of the
       software of Valucom identified in paragraph 8, below.

4. The following domain names registered by Valucom:

Valucomonline.com
Valuecomonline.com
Cardtoasia.com
Card2asia.com
Valucorp.com
Myvaluecom.com
Myvaluecom.com
Valucard.com
Valucomuk.com
Valucomcanada.com
Valucomprepaid.com
Valuecomprepaid.com
Vcdirectindia.com
Callbhrat.com
Card2asia.net
Card2asia.org
Card2asia.us
Card2asia.ws
Card2asia.biz
Card2asia.info
Cardtwoasia.com

5. The following domain names registered by Rediff.com, India, Ltd. for Valucom:1

Kahoindia.com
Instahello.com
Valumaxonline.com
Indiakaho.com
Call01191.com
Instavoice.com
Valumaxindia.com

6. The following Hardware of Valucom:

------------------- ----------------------- ------------------------ -------------------------------------------------
                                                                                       Sys Model &
      Sys ID            Sys Reference          Alternate VC Name                      Configuration
------------------- ----------------------- ------------------------ -------------------------------------------------


Desktop - 1         D-8NLWX11               C2A Machine              Optiplex, P-4, 2 Ghz, 256 MB
------------------- ----------------------- ------------------------ -------------------------------------------------
Desktop - 2         D-792ZX11               Shantel                  Optiplex, P-4, 2 Ghz, 256 MB
------------------- ----------------------- ------------------------ -------------------------------------------------
Desktop - 3         D-5PWVX11               Onelinesales             Optiplex, P-4, 2 Ghz, 256 MB
------------------- ----------------------- ------------------------ -------------------------------------------------
Desktop - 10        D-5T8X201               Richa                    Optiplex, P-4, 2 Ghz, 256 MB
------------------- ----------------------- ------------------------ -------------------------------------------------
Server - 2          D-CUZSF                 Valucom PDC              PE 1300, P-3, 500 Mhz 512 MB, DDS3
------------------- ----------------------- ------------------------ -------------------------------------------------
Server - 3          D-BD8W9                 Valucom Webstage         PE 1300, p-3, 500 Mhz, 512 MB
------------------- ----------------------- ------------------------ -------------------------------------------------
Server - 4          M-2358632-0001          Valuwebsrv2              NF3400, p-3, 650 Mhz 512 MB
------------------- ----------------------- ------------------------ -------------------------------------------------
Server - 5          D-CTJSI                 Bulbul                   PE 6300, P-3, dual - 550 Mhz, IGB, 18GB (3)
------------------- ----------------------- ------------------------ -------------------------------------------------
Router - 1          C-JAB04468AK0           Router - A               Cisco 2620, Dual WIC card
------------------- ----------------------- ------------------------ -------------------------------------------------
Router - 2          C-JMX0517K36X           Router - B               Cisco 2611, Dual WIC card
------------------- ----------------------- ------------------------ -------------------------------------------------
Firewall - 1        4010116894              SonicWall Pro            SonicWall Pro
------------------- ----------------------- ------------------------ -------------------------------------------------
Firewall - 2        4010145984              SonicWall Pro - 300      SonicWall Pro - 300
------------------- ----------------------- ------------------------ -------------------------------------------------

(These details will be provided as per mutual agreement between both the parties)

7. The following Software of Procard:

All software developed or built internally by Seller include source code for all applications developed in house including websites, applications and API's called the web applications to interface with external partners, CRM applications, data archiving and backup software, software development tools.

8.       Other

Customer lists, customer databases, all business books, records, files and papers, whether in hard copy or computer format of Seller used exclusively in the business and operation of the Acquired Assets, printed materials for internal use and distributed to cusomters, brochures, flyers, physical telephone cards, TV commercials, artwork, stock graphics, other graphics, stationery, signage, booths, other commercials.

                                  Schedule 1.2

                              Assumed Liabilities

All liabilities and obligations relating to (i) Seller's refund policy (consisting of card exchanges, credit balances and cash reimbursement) with respect to prepaid calling cards purchased prior to the Closing Date, which will not exceed $7,500 in the aggregate and (ii) points under Seller's reward program that are outstanding as of the Closing Date, (consisting of approximately 91.65 million points with an approximate value of $54,900).